Exhibit 10.17

Supplemental Agreement

Shanghai Basecamp Biotechnology Co., Ltd. (hereinafter referred to as “Shanghai Basecamp”), a corporation formally organized and validly existing under the laws of the PRC with its address of Room 5-129, No5-123, South Building 1, No. 4560 Jinke Road, China (Shanghai) Pilot Free Trade Zone and legal representative of RAYMOND CHARLES STEVENS;

And

Shanghai Shouti Biotechnology Co., Ltd. (hereinafter referred to as “Shanghai ShouTi”), a corporation formally organized and validly existing under the laws of the PRC with its address at Room 502, Building 1, No. 2889 Jinke Road, China (Shanghai) Pilot Free Trade Zone and legal representative of RAYMOND CHARLES STEVENS;

And

Yingli Ma, a PRC citizen with the PRC ID Card number [***], registered at [***] (the “Employee”).

Whereas,

A.	According to the currently effective labor contract between Employee and Shanghai Basecamp, Employee is currently employed by Shanghai Basecamp as Chief Technology Officer. The copy version of such labor contract (hereinafter referred as “Prior Labor Contract”) is attached as Appendix B of this agreement.

B.	Employee and Shanghai Basecamp agree on terminating the Prior Labor Contract according to the following clauses.

C.	Employee and Shanghai ShouTi agree on entering into the New Labor Contract (as defined below) on the day immediately after Termination Date (as defined below).

The agreement is hereby entered into with the following clauses.

1.	Termination of Prior Labor Contract

1.1	Employee and Shanghai Basecamp agree that the Prior Labor Contract shall be terminated on October 31, 2022 (“Termination Date”) based on a negotiated consensus.

1.2	No claims. Since Employee and Shanghai ShouTi are to sign the New Labor Contract on the day next to Termination Date, Employee irrevocably and unconditionally agrees and confirms to Shanghai Basecamp that Employee shall not take any claims or demands of any nature against Shanghai Basecamp that are related to the employment under the Prior Labor Contract or termination of the Prior Labor Contract or any other related matters, including but not limited to severance pay, payment in lieu of notice, etc.

2.	Signing of New Labor Contract

2.1	Employee shall sign a new labor contract in the form and substance as attached in Appendix C hereof (the “New Labor Contract”) with Shanghai ShouTi on the day immediately after Termination Date of the Prior Labor Contract. Employee is to be employed by Shanghai ShouTi with position of Chief Technology Officer and the labor contract period with Shanghai ShouTi is from Nov.1, 2022 to May. 10, 2024.

2.2	Employee’s actual service years in Shanghai Basecamp shall be recognized and assumed by Shanghai ShouTi in Employee’s service years with Shanghai ShouTi. Shanghai ShouTi recognizes and accepts Employee’s labor contract signing times with Shanghai Basecamp, provided that the labor contract period in the New Labor Contract as set forth in Section 2.1 hereof is the remaining part of the labor contract period under the Prior Labor Contract, which could not be deemed as a labor contract renewal. Employee’s unused annual leaves, medical treatment period, confidentiality, non-competition obligations, training and service agreement, and disciplinary violation records in Shanghai Basecamp are all accepted and assumed by Shanghai ShouTi in Employee’s employment with Shanghai ShouTi.

3.	Employment Information in the New Labor Contract

3.1	Main content of employment information of position in the New Labor Contract is detailed in Appendix A of this agreement.

4.	Entire Agreement

4.1	The three parties all confirm that this agreement (together with the New Labor Contract) constitutes the entire agreement of the parties on the subject matter hereof, and replaces and substitutes any arrangement, agreement, draft, warranty, statement or understandings entered or existing in verbal or written before among the three parties on this subject matter.

4.2	Each party promises to the other two parties that except the rules in this agreement, there is no inducement by any warranty, representation or announcement in signing this agreement, with no right to claim for compensation against other two parties based on any other warranty, representation or announcement, except any fraud or misconduct.

5.	Modification

5.1	This agreement shall not be modified or altered without three parties’ written agreement and signatures.

6.	Waiver

6.1	Any party’s failure in exertion or delay in exertion of any right, authority, privilege or compensation in this agreement shall not impact any exertion of any other right, authority, privilege or remedy or shall not be deemed as waiver. Any or partly exertion of right, authority, privilege or remedy shall not impact any exertion of any other right, authority, privilege or remedy.

7.	Applicable Law and Dispute Settlement

7.1	This agreement shall be governed by and interpreted in any aspect according to PRC law.

7.2	Any dispute, claim or argument from or related to this agreement shall be firstly settled by negotiation through the three parties. If consultation fails, any party could bring the case to the labor arbitration committee where Shanghai ShuoTi locates.

8.	Miscellaneous

8.1	If any provision of this agreement should ever be determined to be unenforceable, it is agreed that this will not affect the enforceability of the remainder of this agreement.

8.2	This agreement is executed in the English and Chinese languages. Both language versions shall be equally valid. In the event of conflict between the English and Chinese languages, the Chinese version shall prevail.

8.3	This agreement is signed in three (3) originals. Each party will each hold one original.

The following three parties or authorized representatives sign this agreement on Oct. 31, 2022.

Shanghai Basecamp Biotechnology Ltd.	/s/Raymond Stevens

Shanghai ShouTi Biotechnology Co., Ltd.	/s/Raymond Stevens

Employee: Yingli Ma	/s/Yingli Ma 2022, 10.31

Appendix A:

Department:	Basecamp Admin & Operations
Position:	Chief Technology Officer
Reporting to:	Raymond Stevens
Location:	Shanghai
Job Description	Please refer to your Job Description attached)
Monthly Salary (Gross)	RMB 211,140 (Payable 12 times a year)
Annual Target Bonus % (Gross):	35% of Paid out in March of the following year after your year-end performance review)
Lunch Allowance (Gross):	RMB 800
Transportation Allowance (Gross):	RMB 800
Benefits:	(Please refer to company policies)

Appendix B

Copy Version of Prior Labor Contract

Appendix C

Form of New Labor Contract